EXHIBIT 10.16

EQUITY PLEDGE AGREEMENT

This Equity Pledge Agreement (hereinafter this "Agreement") is made and entered into as of September 28, 2010, by and between the following parties in Guangzhou, the People’s Republic of China (“China” or the “PRC”):

Party A:   Guangdong Hopsun Polypeptide Biological Technology Co., Ltd. (the “Pledgee”)
Party B:   Dongliang Chen, Shengfan Yan (the “Pledgor”)
Party C:   Guangdong Xinpu Polypeptide Research Co., Ltd. (the “Company”)

Each of the Pledgee and Pledgor and Party C shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

RECITALS

(1)
The Pledgee, a limited liability company duly incorporated under the laws of China which has the expertise in the business of polypeptide-related health product development, sales and marketing, related technical consultation, etc.

(2)
The Company is a limited liability company duly incorporated under the laws of China which has the expertise in the business of polypeptide-related health product development, related real estate development, related technical consultation, etc.

(3)	The Pledgor is the sole shareholder of the Company by holding 100 % of equity interests.

(3)
The Pledgee and the Company have executed an Exclusive Business Cooperation Agreement (hereinafter “Services Agreement”) concurrently herewith. The Company shall pay service fees to Pledgee for offering services (the “Services Fees”).

(4)
In order to ensure that the Company and Pledgor will perform its obligations under the Services Agreement, and in order to provide an additional mechanism for the Pledgee to enforce its rights to collect the Services Fees from the Company, the Pledgor agrees to pledge all his equity interest in the Company as security for the performance of the obligations of the Company and Pledgor under the Services Agreement and the payment of Services Fees under such agreements.

NOW THEREFORE, the Pledgee, the Company and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.             Definitions and Interpretation.  Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” refers to the full content of Section 2 hereunder.

1.2	“Equity Interest” refers to all the equity interest in the Company legally held by the Pledgor.

1.3	“Term of Pledge” refers to the period provided for under Section 3.2 hereunder.

1.4	“Event of Default” refers to any event in accordance with Section 7.1 hereunder.

1.5	“Notice of Default” refers to the notice of default issued by the Pledgee in accordance with this Agreement.

2.           Pledge.      The Pledgor agrees to pledge his equity interest in the Company to the Pledgee (“Pledged Collateral”) as a security for the obligations of the Company and Pledgor under the Services Agreement and the payment of Services Fees under such agreements. The Pledge under this Agreement refers to the rights owned by the Pledgee, who shall be entitled to a priority in receiving payment by the proceeds from the auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

3.            Term of Pledge

3.1	The term of the Pledge shall last until two (2) years after the obligations under the Services Agreement are fulfilled.

3.2
During the term of the Pledge, the Pledgee shall be entitled to sell, or dispose of the pledged assets in accordance with this Agreement in the event that the Company and Pledgor fail to pay the Service Fees in accordance with the Services Agreement.

3.3	During the term of the Pledge, the Pledgee shall be entitled to collect any and all dividends declared or paid in connection with the equity interest.

4.	Pledge Procedure and Registration

4.1
The Pledge under this Agreement shall be recorded in the Register of Shareholders/owners of the Company. he Pledgor shall process the registration procedures with the Administration for Industry and Commerce concerning the Pledge.

5.	Representation and Warranties of Pledgor

5.1	The Pledgor is the legal owner of the equity interest pledged.

5.2	The Pledgor has not pledged the equity interest to any other party, and or the equity interest is not encumbered to any other person except for the Pledgee.

6.	Covenants of Pledgor

6.1	During the effective term of this Agreement, the Pledgors promise to the Pledgee for its benefit that the Pledgors shall:

6.1.1
Not transfer or assign the equity interest, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee.

6.1.2
Comply with and implement laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and comply with such notices, orders or suggestions; or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.

6.1.3
Timely notify the Pledgee of any events or any received notices which may affect the Pledgor's equity interest or any part of its right, and any events or any received notices which may change the Pledgor's any warranty and obligation under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

6.2
The Pledgor agrees that the Pledgee’s right to the Pledge obtained from this Agreement shall not be suspended or inhibited by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

6.3
 The Pledgor promises to the Pledgee that in order to protect or perfect the security for the payment of the Services Fees, the Pledgor shall execute in good faith and cause other parties who have interests in the Pledge to execute all the title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by the Pledgee; and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.

6.4
The Pledgor promises to the Pledgee that he will execute all amendment documents (if applicable and necessary) in connection with any registration of the Pledge with the Pledgee or its designated person (a natural person or a legal entity), and provide the notice, order and decision to the Pledgee as necessary, within a reasonable amount of time upon request.

6.5
The Pledgor promises to the Pledgee that he will comply with and perform all the guarantees, covenants, warranties, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee as a result of the Pledgor failing to perform or fully perform his guarantees, covenants, warranties, representations and conditions.

7.	Events Of Default.

7.1	The following events shall be regarded as the events of default:

7.1.1	This Agreement is deemed illegal by a governing authority in the PRC, or the Pledgor is not capable of continuing to perform the obligations herein due to any reason except force majeure;

7.1.2	The Company and Pledgor fail to make full payment of the Services Fees as scheduled under the Service Agreement;

7.1.3	The Pledgor makes any materially false or misleading representations or warranties under Section 5 herein, and/or the Pledgor breaches any warranties under Section 5 herein;

7.1.4	The Pledgor breaches the covenants under Section 6 herein;

7.1.5	The Pledgor breaches the term or condition herein;

7.1.6	The Pledgor waives the pledged equity interest or transfers or assigns the pledged equity interest without prior written consent of the Pledgee;

7.1.7	The Company is incapable of repaying the general debt or other debt;

7.1.8	The property of the Pledgor is adversely affected causing the Pledgee to believe that the capability of the Pledgor to perform the obligations herein is adversely affected;

7.1.9	The successors or agents of the Company and Pledgor are only able to perform a portion of or refuse to perform the payment obligations under the Service Agreement;

7.1.10	The breach of the other terms by action or inaction under this agreement by the Pledgor.

7.2
The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or discovers that any event under Section 7.1 herein or any event that may result in the foregoing events has occurred or is likely to occur.

7.3
Unless the event of default under Section 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default occurs or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the outstanding Service Fees under the Service Agreement and other payables or exercise other rights in accordance with Section 8 herein.

8.	Exercise of Remedies

8.1
Authorized Action by Secured Party. The Pledgor hereby irrevocably appoints the Pledgee the attorney-in-fact of the Pledgor for the purpose of carrying out the security provisions of this Agreement and taking any action and executing any instrument that the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement. If an event of default occurs, or is continuing, the Pledgee shall have the right to exercise the following rights and powers:

(a)	Collect by legal proceedings or otherwise and endorse and/or receive all payments, proceeds and other sums and property now or hereafter payable on or on account of the Pledged Collateral;

(b)
Enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Pledged Collateral;

(c)	Transfer the Pledged Collateral to its own or its nominee’s name,

(d)	Make any compromise or settlement, and take any action it deems advisable, with respect to the Pledged Collateral;

(e)	Notify any obligor with respect to any Pledged Collateral to make payment directly to the Pledgee;

8.2
Event of defaults; Remedies. Upon the occurrence of an event of default, Pledgee may, without notice to or demand on the Pledgor and in addition to all rights and remedies available to Pledgee, at law or otherwise, do any of the following:

(a)	Require the Pledgor to immediately pay all outstanding unpaid amounts due under the Consulting Services Agreement;

(b)	Foreclose or otherwise enforce Pledgee's security interest in any manner permitted by law or provided for in this Agreement;

(c)	Terminate this Agreement pursuant to Section 11;

(d)	Exercise any and all rights as beneficial and legal owner of the Pledged Collateral; and

(e)	Exercise any and all the rights and remedies of a secured party upon default under applicable law.

8.3	The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises its remedies under this Agreement.

8.4	The Pledgee may exercise its remedies under this Agreement at any time after the Pledgee gives a notice of default according to this Agreement.

8.5
The Pledgee is entitled to priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the equity interest pledged herein in accordance with legal procedure until the unpaid Services Fees under the Services Agreement are repaid.

8.6	The Pledgor shall not hinder the Pledgee from exercising its rights in accordance with this Agreement and shall give necessary assistance so that the Pledgee may exercise its rights in full.

9.	Assignment.

9.1	The Pledgor shall not donate or transfer rights and obligations herein without prior consent from the Pledgee.

9.2	This Agreement shall be binding upon each of the Pledgor and his, her or its successors and be binding on the Pledgee and his each successor and assignee.

9.3	The Pledgee may transfer or assign his all or any rights and obligations under the Service Agreement to any individual specified by it (natural person or legal entity) at any time.

9.4	In the event of a change in control of the Pledgee’s resulting in the transfer or assignment of this agreement, the successor parties to the pledge shall execute a new pledge contract.

10.	Fees and Other Charges

10.1	The Pledgor shall be responsible for all the fees and actual expenses in relation to this Agreement, if any, including but not limited to legal fees, stamp tax and any other taxes and charges.

11.	Dispute Resolution

11.1	This Agreement shall be governed by and construed in accordance with the PRC laws.

11.2
Arbitration. Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the local competent arbitration committee for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Guangzhou, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties..

12.	NOTICES

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b)a notice sent by mail is deemed duly served the tenth(10th)day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark),or the fourth(4th)day after the delivery date to the internationally recognized courier service agency; and(c)a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

13.	GENERAL

13.1
The failure to exercise or de]ay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

13.2
Should any Clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect.

13.3	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

13.4	No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

13.5	This Agreement shall be executed in three (3) duplicate originals in English and Chinese. Each Party has received one (1) duplicate original, and all originals shall be equally valid.

[SIGNATURE PAGF, FOLLOWS]

SIGNATURE PAGE

IN WITNESS WHEREOF each party hereto has caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

PARTY A: Guangdong Hopsun Polypeptide Biological Technology Co., Ltd.

Legal/Authorized Representative:__________________
Name:

PARTY B: Dongliang Chen

By:

PARTY B: Shengfan Yan

By:

PARTY C: Guangdong Xinpu Polypeptide Research Co. Ltd.

Legal/Authorized Representative:________________
Name: